Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert
Director, Investor and Corporate
Communications
(386) 947-6465
INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE THIRD QUARTER OF FISCAL 2009
     DAYTONA BEACH, Fla. — October 8, 2009 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported results for its fiscal third quarter ended August 31, 2009.
     “We remain encouraged by the strength of our Company and the results of our events held to date,” stated ISC Chief Executive Officer Lesa France Kennedy. “The year-over-year comparison for the quarter was impacted by Auto Club Speedway’s fall NASCAR race weekend being moved from the 2008 fiscal third quarter into the Company’s 2009 fiscal fourth quarter. The protracted macroeconomic downturn continues to impact our business. However, as a result of the success of many innovative strategies such as our lowered pricing for entry level tickets, coupled with focused cost containment initiatives, we anticipate achieving full-year earnings per share within our previously issued guidance.”
     Ms. France Kennedy continued, “Based on the challenging economic outlook for next year and its potential impact on our fan base, we have expanded our reduced pricing initiatives for the 2010 season to include over a half million NASCAR Sprint Cup tickets. Also for next year, our ticket pricing initiatives will focus on and reward our best customers, those that renew early. We will continue our long standing philosophy to maintain price integrity and not reduce pricing once in the sales cycle. We believe, based on experience, research and analysis, that we have priced our events appropriately to meet demand.”
Third Quarter Comparison
     Total revenues for the third quarter decreased to $172.9 million, compared to revenues of $213.2 million in the prior-year period. Operating income was $15.6 million during the period compared to $61.0 million in the third quarter of fiscal 2008. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:
•	An IndyCar® series event held at Chicagoland in the fourth quarter of fiscal 2008 was conducted in the third quarter of fiscal 2009.
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ISC REPORTS FISCAL 2009 THIRD QUARTER RESULTS	PAGE 2
•	The fall NASCAR Sprint Cup and Nationwide events at Auto Club Speedway held in the third quarter of fiscal 2008 which will be conducted in the fourth quarter of fiscal 2009.

•	As a result of executing certain purchase and lease agreements, the operations of Stock-Car Montreal are now reflected in the Company’s consolidated financial statements, compared to prior year’s results recognized in net income from equity investments when the Company promoted the events with its partner Group Motorise International. In the fiscal third quarter 2009, Stock-Car Montreal successfully hosted NASCAR Nationwide, Grand-Am Sports Car, and NASCAR Canadian Tire series events at Circuit Gilles-Villeneuve.

•	During the third quarter of fiscal 2009, the Company recorded a $13.7 million, or $0.17 per diluted share after-tax, impairment charge of long-lived assets. Approximately $13.0 million, or $0.16 per diluted share after tax, was associated with the Company adjusting its current carrying value of its Staten Island property to a fair market value based on its understanding of the metro New York real estate market and ongoing discussions with interested parties.
     Net income for the third quarter was $4.4 million, or $0.09 per diluted share, compared to net income of $38.8 million, or $0.79 per diluted share, in the prior year. Excluding discontinued operations; the operating results from the Company’s equity investment; and, impairment of long-lived assets, non-GAAP (defined below) net income for the third quarter of 2009 was $15.9 million, or $0.33 per diluted share. Non-GAAP net income for the third quarter of 2008 was $35.6 million, or $0.73 per diluted share.
Year-to-Date Comparison
     For the nine months ended August 31, 2009, total revenues were $491.4 million, compared to $582.0 million in 2008. Operating income for the nine-month period was $97.3 million compared to $170.9 million in the prior year.
     Year-over-year comparability was impacted by:
•	Exceptionally strong consumer and corporate demand for the 50th running of the DAYTONA 500 and surrounding events in the first quarter of 2008. The historic race provided unique opportunities to drive revenue above the otherwise strong appeal of one of sport’s most marquee events.

•	An IndyCar® and Grand-Am Rolex Sports Car series weekend held at Homestead-Miami Speedway in the second quarter of 2008 which will be held in ISC’s fiscal fourth quarter 2009.

•	An IndyCar® series event held at Chicagoland in the fourth quarter of fiscal 2008 was conducted in the third quarter of fiscal 2009.

•	The fall NASCAR Sprint Cup and Nationwide events at Auto Club Speedway held in the third quarter of fiscal 2008 which will be conducted in the fourth quarter of fiscal 2009.

ISC REPORTS FISCAL 2009 THIRD QUARTER RESULTS	PAGE 3
•	The aforementioned operations of Stock-Car Montreal being reflected in the Company’s consolidated financial statements, compared to prior year’s results recognized in net income from equity investments when the Company promoted the events with its partner Group Motorise International.

•	The 2009 second quarter results include interest income, net of tax, of approximately $8.9 million, or $0.18 per diluted share after tax, for interest earned on the deposited funds which were ultimately returned to the Company as a result of the definitive settlement agreement entered into with the Internal Revenue Service in connection with the previously disclosed federal income tax examination for its 1999 through 2005 fiscal years.

•	Accelerated depreciation of approximately $1.0 million, or $0.01 per diluted share after tax, in 2009 as compared to approximately $1.6 million, or $0.02 per diluted share after tax in 2008 for certain office and related buildings in Daytona Beach associated with the Company’s previously announced Daytona Live! project.

•	The $13.8 million, or $0.17 per diluted share after-tax, impairment charge of long-lived assets in its results of operations substantially related to the aforementioned 2009 fiscal third quarter Staten Island property carrying value adjustment. 2008 impairment charges of $1.9 million, or $0.02 per diluted share after tax, associated with the fill removal costs on Staten Island and net book value of certain assets retired from service.

•	The 2008 third quarter recognition of a tax benefit of $3.5 million, or $0.07 per diluted share after tax, associated with certain restructuring initiatives.

•	A 2008 first quarter non-cash charge of $3.8 million, or $0.08 per diluted share after tax, to correct the carrying value of certain other assets as of November 30, 2007.

•	The nine months ended August 31, 2009, included a $62.2 million, or $1.28 per diluted share after tax, charge for equity in net loss from equity investments related to Motorsports Authentics (“MA”), which includes a previously announced impairment on MA. The same period in 2008, included equity income of approximately $3.0 million, or $0.06 per diluted share after tax.
     Net loss for the nine months ended August 31, 2009, was $2.2 million, or $0.04 per diluted share, compared to net income of $101.0 million, or $2.02 per diluted share in 2008. Excluding discontinued operations, the operating results from the Company’s equity investment including the related impairment taken by ISC in its 2009 fiscal second quarter; the interest income from the IRS settlement; accelerated depreciation for certain office and related buildings in Daytona Beach; and impairment of long-lived assets, non-GAAP (defined below) net income for the nine months ended August 31, 2009, was $60.1 million, or $1.24 per diluted share. This is compared to non-GAAP net income for the first nine months of 2008 of $100.5 million, or $2.01 per diluted share.

ISC REPORTS FISCAL 2009 THIRD QUARTER RESULTS	PAGE 4
GAAP to Non-GAAP Reconciliation
     The following financial information is presented below using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
     The 2008 adjustments relate to: net income from equity investment; accelerated depreciation for certain office and related buildings in Daytona Beach; the impairment of long-lived assets associated with the fill removal process on the Staten Island property and the net book value of certain assets retired from service; a tax benefit associated with certain restructuring initiatives; and, a non-cash charge to correct the carrying value of certain other assets.
     The adjustments for 2009 relate to: a loss from equity investment; interest earned on the deposited funds returned to the Company as a result of the definitive settlement agreement it entered into with the Internal Revenue Service; accelerated depreciation for certain office and related buildings in Daytona Beach; and, the impairment of long-lived assets associated with the Staten Island property and other net book value of certain assets retired from service.
     The Company believes such non-GAAP information is useful and meaningful to investors, and is used by investors and ISC to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

ISC REPORTS FISCAL 2009 THIRD QUARTER RESULTS	PAGE 5

	(In Thousands, Except Per Share Amounts)
	(Unaudited)
	Three Months Ended		Nine Months Ended
	August 31, 2008	August 31, 2009	August 31, 2008	August 31, 2009

Net income (loss)	$38,791	$4,413	$100,974	$(2,181)
Loss from discontinued operations, net of tax	51	43	118	130

Income (loss) from continuing operations	38,842	4,456	101,092	(2,051)

Equity in net (income) loss from equity investments, net of tax	(120)	3,239	(3,039)	62,152

Consolidated income from continuing operations excluding equity in net (income) loss from equity investments	38,722	7,695	98,053	60,101

Adjustments, net of tax:
Interest income from IRS Settlement	—	—	—	(8,923)
Additional depreciation	320	—	960	638
Impairment of long-lived assets	20	8,229	1,175	8,281
Tax benefit associated with restructuring initiatives	(3,477)	—	(3,477)	—
Correction of certain other assets’ carrying value	—	—	3,758	—

Non-GAAP net income	$35,585	$15,924	$100,469	$60,097

Per share data:
Diluted earnings (loss) per share	$0.79	$0.09	$2.02	$(0.04)
Loss from discontinued operations, net of tax	—	—	—	—

Income (loss) from continuing operations	0.79	0.09	2.02	(0.04)

Equity in net (income) loss from equity investments	—	0.07	(0.06)	1.28

Consolidated income from continuing operations excluding equity in net (income) loss from equity investments	0.79	0.16	1.96	1.24
Adjustments, net of tax:
Interest income from IRS Settlement	—	—	—	(0.18)
Additional depreciation	0.01	—	0.02	0.01
Impairment of long-lived assets	0.00	0.17	0.02	0.17
Tax benefit associated with restructuring initiatives	(0.07)	—	(0.07)	—
Correction of certain other assets’ carrying value	—	—	0.08	—

Non-GAAP diluted earnings per share	$0.73	$0.33	$2.01	$1.24

Recent Events

Fiscal Third Quarter Events
Facility	Dates	Major Event Hosted
Watkins Glen International	June 5-6	Grand-Am Rolex Sports Car
Michigan International Speedway	June 12-14	NASCAR Sprint Cup; NASCAR Camping World Truck; and, RE/MAX ARCA
Richmond International Raceway	June 27	IndyCar
Daytona International Speedway	July 2-4	NASCAR Sprint Cup; NASCAR Nationwide; and, Grand-Am Rolex Sports Car
Watkins Glen International	July 3-5	IndyCar
Chicagoland Speedway	July 10-11	NASCAR Sprint Cup and NASCAR Nationwide
Watkins Glen International	Aug. 6-9	NASCAR Sprint Cup; NASCAR Nationwide; and, Grand-Am Rolex Sports Car
Michigan International Speedway	Aug. 15-16	NASCAR Sprint Cup and NASCAR Nationwide
Chicagoland Speedway	Aug. 28-29	IndyCar; NASCAR Camping World Truck ; and, RE/MAX ARCA
Circuit Gilles Villeneuve, Montreal	Aug. 29-30	NASCAR Nationwide; Grand-Am Rolex Sports Car; and, NASCAR Canadian Tire

ISC REPORTS FISCAL 2009 THIRD QUARTER RESULTS	PAGE 6

Fiscal Fourth Quarter Events
Facility	Dates	Major Event Hosted

Richmond International Raceway	Sept. 11-12	NASCAR Sprint Cup and NASCAR Nationwide
Kansas Speedway	Oct. 1-4	NASCAR Sprint Cup; NASCAR Nationwide; and, RE/MAX ARCA
Homestead Miami Speedway	Oct. 9-10	IndyCar and Grand-Am Rolex Sports Car
Auto Club Speedway	Oct. 10-11	NASCAR Sprint Cup and NASCAR Nationwide
Martinsville Raceway	Oct. 24-25	NASCAR Sprint Cup and NASCAR Camping World Truck
Talladega Superspeedway	Oct. 31-Nov. 1	NASCAR Sprint Cup and NASCAR Camping World Truck
Phoenix International Raceway	Nov. 13-15	NASCAR Sprint Cup; NASCAR Nationwide; and NASCAR Camping World Truck
Homestead Miami Speedway	Nov. 20-22	NASCAR Sprint Cup; NASCAR Nationwide; and NASCAR Camping World Truck
     From a marketing partnership perspective, the Company has agreements in place for substantially its entire revised gross marketing partnership revenue target for fiscal 2009. In addition, ISC has sold all of its 2009 NASCAR Sprint Cup and Nationwide series event entitlements.
     “We are pleased with this performance given the state of the economy,” stated Ms. France Kennedy. “We are confident that sponsorship in NASCAR provides our partners with a strong return on investment. However, looking ahead into next year, we expect to continue to face a difficult climate regarding the sales and renewals of corporate sponsorships. Our team is doing a great job of managing this process by active prospecting and working with existing partners to ensure their ROI and keep them involved in the sport. ”
Motorsports Authentics
     During the fiscal third quarter, MA, the Company’s 50/50 merchandising joint venture with Speedway Motorsports, for various strategic purposes to improve its operations, ceased paying certain guaranteed royalties under several license agreements where estimated royalties payable based on projected sales were less than stipulated guaranteed minimum royalties payable. All earned royalties that were due have been paid. MA has received notices from certain licensors alleging default under the license agreements if it does not pay unearned royalties within stipulated cure periods. MA’s management team is attempting to obtain extensions from licensors where cure periods, including any subsequent extension, have lapsed or are near termination.
External Growth and Other Initiatives
     Last month, ISC announced that Penn National Gaming, Inc. (“Penn”) has entered into an agreement with The Cordish Company (“Cordish”) to acquire Cordish’s 50 percent interest in Kansas Entertainment, LLC for the development of a Hollywood-themed casino and hotel at Kansas Speedway. Penn will serve as the managing member and will be responsible for the development and operation of the casino and hotel. The development of future phases of the project will depend on market demand.

ISC REPORTS FISCAL 2009 THIRD QUARTER RESULTS	PAGE 7

     The Kansas Lottery Gaming Facility Review Board has requested that the Governor grant an extension of 60 days for its final selection of the gaming facility operator in the Northeast Zone (Wyandotte County). A final decision by the Kansas Lottery Gaming Facility Review Board is expected when that body meets on December 1, 2009. Thereafter, the Kansas Racing and Gaming Commission must complete its background investigation of the gaming facility manager before the contract with the Kansas Lottery Commission becomes effective. The Company expects the entire process to be completed in December 2009 or in early January 2010.
     The initial phase of the project, which is planned to comprise approximately 190,000 square feet, includes a 100,000 square foot casino gaming floor with approximately 2,300 slot machines and 86 table games, a high-energy center bar, and dining and entertainment options and is projected to cost approximately $390 million. The full budget of all potential phases is projected at over $800 million, and would be financed by the joint venture.
     Regarding Daytona Live!, a mixed-use entertainment destination development that the Company is also pursuing in a 50/50 joint venture, the headquarters building component is nearing completion and will be ready for occupancy later this month.
     “The retail, dining and entertainment portion of this development is expected to move forward once we feel the economy makes this project more feasible and we can reach sufficient leasing levels,” stated Ms. France Kennedy. “Obviously given the current environment, we are taking a more measured approach as we are not under a mandatory timetable to get this project completed.”
     On Staten Island, ISC continues to have discussions with interested buyers for its 676 acre parcel, and remains hopeful that a transaction will take place in the near future.
Capital Spending
     Capital expenditures totaled approximately $65.5 million for the nine months ended August 31, 2009, compared to approximately $87.4 million for the nine months ended August 31, 2008. Capital expenditures during the nine months ended August 31, 2009, included approximately $24.1 million related to construction of the new ISC headquarters in Daytona Beach, Florida which is funded from long-term restricted cash and investments provided by the headquarters financing; the balance of the spending for the period relates to grandstand seating enhancements at Michigan; grandstand seating enhancements and new vehicle parking areas at Daytona; and, a variety of other improvements and renovations to ISC’s facilities.

ISC REPORTS FISCAL 2009 THIRD QUARTER RESULTS	PAGE 8

     At August 31, 2009, we had approximately $90.5 million in capital projects currently approved of which approximately $45.6 million is expected to be incurred during the remainder of fiscal 2009. Included in this amount is the installation of a new prototype leader board in Homestead; grandstand seating enhancements and infield improvements at Michigan; grandstand seating enhancements and parking improvements at Daytona; acquisition of land and land improvements at various facilities for expansion of parking, camping capacity and other uses; and, a variety of other improvements and renovations to our facilities that enable us to effectively compete with other sports venues for consumer and corporate spending. In addition to the approved capital projects noted above, the Company expects to spend the remaining long-term restricted cash and investments on its headquarters building, of which approximately $8.3 million is expected to be spent in fiscal 2009.
     As a result of these currently approved projects and anticipated additional approvals in fiscal 2009 as well as the long-term restricted cash and investments related to the headquarters office building, the Company expects its total fiscal 2009 capital expenditures will be approximately $115 million to $125 million, depending on the timing of certain projects. The Company expects approximately $68 million in spending for existing facilities; $32.4 million on its headquarters building; and the balance in land purchases, Staten Island and Stock Car Montreal spending. The Company reviews its capital expenditure program periodically and modifies it as required to meet current business needs.
Share Repurchase Program
     In June 2009, ISC reactivated its Stock Purchase Plans and authorized its agent to purchase shares under certain opportunistic parameters, which encompass price, corporate and regulatory requirements, capital availability and other market conditions. During the 2009 fiscal third quarter, the Company purchased approximately 112,000 shares of its Class A stock for $2.8 million, bringing the total number of shares purchased from December 2006 through August 2009 to approximately 4.8 million shares. ISC currently has approximately $39 million in remaining capacity on its $250 million authorization. On a quarterly basis and pursuant to the trading plan under Rule10b5-1, the Company reviews and adjusts, if necessary, the parameters of its Stock Purchase Plans.
Outlook
     ISC has narrowed its financial guidance for fiscal 2009. The Company reiterates the lower range of its 2009 full year total revenue guidance of $700 million and revises the top end range to $710 million. ISC also reiterates its lower range non-GAAP earnings per diluted share guidance for 2009 of $1.80 and revises the top-end range to $1.90. The non-GAAP earnings per share estimates exclude interest earned on the deposited funds returned to the Company as a result of the definitive settlement agreement it entered into with the Internal Revenue Service; additional depreciation associated with the Daytona Live! project; the impairment of long-lived assets associated with the Staten Island property and net book value of assets retired from service; and, the operating results and impairment charge from ISC’s equity investment in MA.

ISC REPORTS FISCAL 2009 THIRD QUARTER RESULTS	PAGE 9

     ISC expects non-GAAP earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 margins, operating margins, and effective income tax rates for the 2009 full year to range as follows:

Year
Ending
11/30/2009
EBITDA margin	33% - 35%
Operating margin	22% - 24%
Effective tax rate	38% - 39%

1.	EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin.
     The Company expects consumer and corporate spending trends to continue to be impacted by challenging economic conditions well into next year. ISC will provide 2010 guidance during the January release of its fourth quarter and full-year 2009 results. This is approximately one month later than it has provided guidance in previous years. In January, the Company expects to have greater visibility as to its expected 2010 performance, particularly in light of the late buying trends that have persisted through 2009.
     In closing, Ms. France Kennedy added, “We are encouraged by the modestly improving economic environment but remain cautious as to how quickly the economy will recover. Unfortunately, unemployment is expected to remain high through next year. In light of this outlook, I feel confident that the ticket pricing initiatives we are undertaking will help our fans to continue to be able to experience live NASCAR racing, which benefits the sport and ultimately, ISC.”
Conference Call Details
     The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 32194911. A live Webcast will also be available at that time on the Company’s Web site, www.iscmotorsports.com, under the “Investor Relations” section.
     A replay will be available two hours after the end of the call through midnight Thursday, October 22, 2009. To access, dial toll free (800) 642-1687 and enter the code 32194911, or visit the “Investor Relations” section of the Company’s Web site.

ISC REPORTS FISCAL 2009 THIRD QUARTER RESULTS	PAGE 10

     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its wholly owned subsidiary, Stock-Car Montreal.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network; the DAYTONA 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company’s Web site at www.iscmotorsports.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
(Tables Follow)

ISC REPORTS FISCAL 2009 THIRD QUARTER RESULTS	PAGE 11
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Nine Months Ended
	August 31, 2008	August 31, 2009	August 31, 2008	August 31, 2009
	(Unaudited)
REVENUES:
Admissions, net	$62,697	$52,354	$172,242	$143,870
Motorsports related	129,572	105,965	343,657	301,407
Food, beverage and merchandise	18,393	12,625	58,821	39,426
Other	2,546	1,969	7,284	6,707

	213,208	172,913	582,004	491,410

EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	44,076	41,228	111,857	110,760
Motorsports related	50,888	49,135	124,912	110,197
Food, beverage and merchandise	11,670	8,857	36,201	27,583
General and administrative	27,651	26,521	83,631	77,025
Depreciation and amortization	17,865	17,888	52,618	54,768
Impairment of long-lived assets	33	13,716	1,914	13,801

	152,183	157,345	411,133	394,134

Operating income	61,025	15,568	170,871	97,276
Interest income and other	398	237	(2,278)	932
Interest expense	(4,012)	(3,793)	(10,899)	(15,572)
Equity in net (loss) income from equity investments	(140)	(3,239)	4,614	(62,152)
Minority interest	130	97	130	430

Income from continuing operations before income taxes	57,401	8,870	162,438	20,914
Income taxes	18,559	4,414	61,346	22,965

Income (loss) from continuing operations	38,842	4,456	101,092	(2,051)
Loss from discontinued operations, net of income tax benefits	(51)	(43)	(118)	(130)

Net income (loss)	$38,791	$4,413	$100,974	$(2,181)

Basic earnings per share:
Income (loss) from continuing operations	$0.79	$0.09	$2.02	$(0.04)
Loss from discontinued operations	—	—	—	—

Net income (loss)	$0.79	$0.09	$2.02	$(0.04)

Diluted earnings per share:
Income (loss) from continuing operations	$0.79	$0.09	$2.02	$(0.04)
Loss from discontinued operations	—	—	—	—

Net income (loss)	$0.79	$0.09	$2.02	$(0.04)

Dividends per share	$—	$—	$0.12	$0.14

Basic weighted average shares outstanding	49,035,405	48,523,495	49,929,943	48,545,757

Diluted weighted average shares outstanding	49,123,363	48,627,020	50,025,969	48,545,757

ISC REPORTS FISCAL 2009 THIRD QUARTER RESULTS	PAGE 12
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2008	August 31, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$218,920	$217,408
Short-term investments	200	200
Restricted cash	2,405	534
Receivables, less allowance of $1,200 in 2008 and 2009, respectively	47,558	46,267
Inventories	3,763	3,802
Deferred income taxes	1,838	2,316
Prepaid expenses and other current assets	7,194	14,066

Total Current Assets	281,878	284,593

Property and Equipment, net	1,331,231	1,319,838
Other Assets:
Long-term restricted cash and investments	40,187	17,072
Equity investments	77,613	15,586
Intangible assets, net	178,841	178,765
Goodwill	118,791	118,791
Deposits with Internal Revenue Service	117,936	—
Other	34,342	20,955

	567,710	351,169

Total Assets	$2,180,819	$1,955,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$153,002	$3,182
Accounts payable	26,393	22,730
Deferred income	103,549	111,638
Income taxes payable	8,659	1,575
Other current liabilities	18,035	19,475

Total Current Liabilities	309,638	158,600

Long-Term Debt	422,045	370,227
Deferred Income Taxes	104,172	233,575
Long-Term Tax Liabilities	161,834	22,181
Long-Term Deferred Income	13,646	13,043
Other Long-Term Liabilities	28,125	25,414
Commitments and Contingencies	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 27,397,924 and 27,831,416 issued and outstanding in 2008 and 2009, respectively	274	278
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 21,150,471 and 20,630,432 issued and outstanding in 2008 and 2009, respectively	211	206
Additional paid-in capital	497,277	495,199
Retained earnings	665,405	656,274
Accumulated other comprehensive loss	(21,808)	(19,397)

Total Shareholders’ Equity	1,141,359	1,132,560

Total Liabilities and Shareholders’ Equity	$2,180,819	$1,955,600

ISC REPORTS FISCAL 2009 THIRD QUARTER RESULTS	PAGE 13
Consolidated Statements of Cash Flows
(In Thousands)

	Nine Months Ended
	August 31, 2008	August 31, 2009
	(Unaudited)
OPERATING ACTIVITIES
Net income (loss)	$100,974	$(2,181)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	52,618	54,768
Minority interest	(130)	(430)
Stock-based compensation	2,291	1,663
Amortization of financing costs	387	431
Translation loss	—	(347)
Deferred income taxes	15,845	6,296
(Income) loss from equity investments	(4,614)	62,152
Excess tax benefits relating to stock-based compensation	(7)	—
Impairment of long-lived assets, non-cash	308	13,801
Other, net	3,826	136
Changes in operating assets and liabilities:
Receivables, net	(13,825)	1,250
Inventories, prepaid expenses and other assets	(13,540)	(6,833)
Deposits with the Internal Revenue Service	—	111,984
Accounts payable and other liabilities	5,090	7,736
Deferred income	22,428	7,486
Income taxes	5,638	(18,340)

Net cash provided by operating activities	177,289	239,572

INVESTING ACTIVITIES
Capital expenditures	(87,422)	(65,519)
Proceeds from affiliate	4,700	12,500
Advance to affiliate	(16,572)	(632)
(Increase) decrease in restricted cash and investments	(46,585)	24,986
Proceeds from short-term investments	41,500	—
Purchases of short-term investments	(2,450)	—
Purchases of equity investments	(81)	—
Other, net	850	(1,027)

Net cash used in investing activities	(106,060)	(29,692)

FINANCING ACTIVITIES
Proceeds under credit facility	20,000	—
Payments under credit facility	(20,000)	(50,000)
Proceeds from long-term debt	51,300	—
Payment of long-term debt	(2,369)	(151,550)
Cash dividend paid	(5,960)	(6,822)
Excess tax benefits relating to stock-based compensation	7	—
Reacquisition of previously issued common stock	(119,913)	(3,020)

Net cash used in financing activities	(76,935)	(211,392)

Net decrease in cash and cash equivalents	(5,706)	(1,512)
Cash and cash equivalents at beginning of period	57,316	218,920

Cash and cash equivalents at end of period	$51,610	$217,408

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